CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Contingent Income Auto-Callable Securities due December 28, 2012	$10,238,660	$1,173.35

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

December 2011 Pricing Supplement no. 1 Registration Statement No. 333-158385 Dated December 22, 2011 Filed pursuant to Rule 424(b)(2)

Contingent Income Auto-Callable Securities due December 28, 2012
Based on the Performance of the iShares® MSCI Emerging Markets Index Fund
Contingent Income Auto-Callable Securities offer the opportunity for investors to earn a contingent quarterly payment equal to 3.58% of the stated principal amount, with respect to each determination date on which the closing price of the underlying shares is greater than or equal to approximately 75% of the initial share price, which we refer to as the downside threshold level.  In addition, if the closing price of the underlying shares is greater than or equal to the initial share price on any of the first three determination dates, the securities will be automatically redeemed for an amount per security equal to the sum of the stated principal amount and the contingent quarterly payment with respect to the related determination date.  If the securities have not been previously redeemed and the final share price is greater than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent quarterly payment with respect to the final determination date.  However, if the securities have not been previously redeemed and the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and will receive an amount which will be substantially less than the stated principal amount of the securities and which could be zero.  As a result, investors must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly payment.  Accordingly, the securities do not guarantee any return of principal at maturity.  Investors will not participate in any appreciation of the underlying shares.  All payments on the securities are subject to the credit risk of HSBC.
FINAL TERMS
Issuer:	HSBC USA Inc.
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$10,238,660
Stated principal amount:	$10 per security
Issue price:	$10 per security
Pricing date:	December 22, 2011
Original issue date:	December 28, 2011 (3 business days after the pricing date)
Maturity date:	December 28, 2012, subject to adjustment as described in the accompanying underlying supplement no. 4
Early redemption:	If, on any of the first three determination dates, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.
Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:	The closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.
Contingent quarterly payment:	•
If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.3580 (3.58% of the stated principal amount) per security on the related contingent payment date.

	•	If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.
Determination dates:	March 23, 2012, June 25, 2012, September 25, 2012 and December 24, 2012 (the final determination date), each subject to adjustment as described in the accompanying underlying supplement no. 4.
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date.  The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than the downside threshold level:	$10 x the share performance factor
Downside threshold level:	$28.77, which is equal to approximately 75% of the initial share price
Initial share price:	$38.35, which was the closing price of one underlying share on the pricing date, as determined by the calculation agent
Final share price:	The closing price of one underlying share on the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.
Share performance factor:	final share price / initial share price
CUSIP:	40433K884
ISIN:	US40433K8844
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest).”

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1) (2)	Proceeds to Issuer
Per security	$10.00	$0.15	$9.85
Total	$10,238,660	$153,579.90	$10,085,080.10
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $9.95 per security.  Please see “Syndicate Information” on page 7 of this pricing supplement for further details about the applicable price to public and agent’s commissions.

(2)
HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of up to $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of up to $0.15 for each note they sell.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

Investment in the securities involves certain risks.  See “Risk Factors” beginning on page 9 of this pricing supplement, page US4-2 of the underlying supplement no. 4 and page S-3 of the prospectus supplement.
Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved the notes, or determined that this pricing supplement or the accompanying underlying supplement no. 4, prospectus supplement or prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
You should read this document together with the related underlying supplement no. 4, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
The underlying supplement no. 4 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm
The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm
The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

Fact Sheet

The securities are senior unsecured obligations of HSBC, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying underlying supplement no. 4, prospectus supplement and prospectus, as supplemented or modified by this pricing supplement.  The securities provide a contingent quarterly payment equal to 3.58% of the stated principal amount with respect to each determination date on which the closing price of the underlying shares is greater than or equal to the downside threshold level.  The securities will be automatically redeemed if on any of the first three determination dates the closing price of the underlying shares is greater than or equal to the initial share price.  Investors must be willing to accept the risk of not receiving any contingent quarterly payments and also the risk of receiving at maturity an amount which will be significantly less than the stated principal amount, which will occur if the securities are not redeemed prior to maturity and the final share price is less than the downside threshold level.  Under this scenario, you could lose your entire investment. All payments on the securities are subject to the credit risk of HSBC.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 22, 2011	December 28, 2011 (3 business days after the pricing date)	December 28, 2012, subject to adjustment as described in the accompanying underlying supplement no. 4

Key Terms
Issuer:	HSBC USA Inc.
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Aggregate principal amount:	$10,238,660
Stated principal amount:	$10 per security
Issue price:	$10 per security
Early redemption:
If, on any of the first three determination dates, the determination closing price of the underlying shares is greater than or equal to the initial share price, the securities will be automatically redeemed for an early redemption payment on the third business day following the related determination date.

Early redemption payment:	The early redemption payment will be an amount equal to (i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the related determination date.
Determination closing price:
The closing price of the underlying shares on any determination date other than the final determination date, as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.

Contingent quarterly payment:
• If, on any determination date, the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent quarterly payment of $0.3580 (3.58% of the stated principal amount) per security on the related contingent payment date.
• If, on any determination date, the determination closing price or the final share price, as applicable, is less than the downside threshold level, no contingent quarterly payment will be made with respect to that determination date.

Determination dates:	March 23, 2012, June 25, 2012, September 25, 2012 and December 24, 2012 (the final determination date), each subject to adjustment as described in the accompanying underlying supplement no. 4.
Contingent payment dates:
With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the contingent quarterly payment, if any, with respect to the final determination date will be made on the maturity date.

Payment at maturity:	• If the final share price is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent quarterly payment with respect to the final determination date
	• If the final share price is less than the downside threshold level:	$10 x the share performance factor
Downside threshold level:	$28.77, which is equal to approximately 75% of the initial share price
Initial share price:	$38.35, which was the closing price of one underlying share on the pricing date as determined by the calculation agent
Final share price:
The closing price of one underlying share on the final determination date as determined by the calculation agent, and as adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4.

Share performance factor:	final share price / initial share price
Risk factors:	Please see “Risk Factors” beginning on page 9 of this pricing supplement, page US4-2 of the underlying supplement no. 4 and page S-3 of the prospectus supplement.

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Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	40433K884
ISIN:	US40433K8844
Minimum ticketing size:	$1,000 / 100 securities
Tax considerations:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities.  This discussion applies only to initial investors in the securities who:

	•	purchase the securities at their “issue price”; and

	•	will hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

	•	certain financial institutions;

	•	insurance companies;

	•	certain dealers and traders in securities, commodities or foreign currencies;

	•	investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

	•	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

	•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

	•	regulated investment companies;

	•	real estate investment trusts;

	•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

	•	persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein.  Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for contingent quarterly payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment

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Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

of each security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis.  A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Payments.  Any contingent quarterly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.Sale, Exchange, Early Redemption or Settlement of the Securities.  Upon a sale, exchange, early redemption or settlement of the securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly coupon, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled.  Any such gain or loss should be short-term capital gain or loss.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat a security as a short-term debt instrument.  Under such treatment, the timing and character of income thereon would be significantly affected.  Among other things, gain realized by a U.S. Holder upon early redemption or settlement of a security at maturity would be treated as ordinary income.  In addition, such a security would be treated as issued with original issue discount equal to the difference between the security’s stated redemption price at maturity and its issue price, and as a result (1) gain recognized by a U.S. Holder upon sale or exchange of the security would be treated as ordinary income to the extent of any accrued original issue discount, and (2) accrual-method U.S. Holders (and cash-method U.S. Holders that elect to apply an accrual method of tax accounting to the securities) would be required to accrue as ordinary income original issue discount over the term of the security before maturity.  However, the amount of accrued original issue discount would be unclear because the amount payable at maturity of the security is not known as of the issue date.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax

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Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly payment made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision.  We will not be required to pay any additional amounts with respect to amounts withheld.  In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty.  If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

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Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

Trustee:	Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee. Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.
Paying agent:	Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc., or one of its affiliates.
Supplemental plan of distribution (conflicts of interest):
Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Smith Barney LLC.  HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of $0.15 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.15 for each security they sell.
In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.
See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement. All references to NASD Rule 2720 in the prospectus supplement shall be to FINRA Rule 5121.

Syndicate Information
Issue price	Selling concession	Principal amount of securities for any single investor
$10.00	$0.15	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.95	$0.10	≥$5MM

The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying underlying supplement no. 4, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

Hypothetical Examples

The below examples are based on the following terms:

Initial Share Price:	$38.35
Downside Threshold Level:	$28.77, which is equal to approximately 75% of the initial share price
Contingent Quarterly Payment:	$0.3580 (3.58% of the stated principal amount)
Stated Principal Amount:	$10 per security

In Examples 1 and 2, the closing price of the underlying shares fluctuates over the term of the securities and the determination closing price of the underlying shares is greater than or equal to the initial share price of $38.35 on one of the first three determination dates.  Because the determination closing price is greater than or equal to the initial share price on one of the first three determination dates, the securities are automatically redeemed following the relevant determination date.  In Examples 3 and 4, the determination closing price on the first three determination dates is less than the initial share price, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount*	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$38.35	—*	$10.3580	$35.00	$0.3580	N/A
#2	N/A	N/A	N/A	$15.00	$0	N/A
#3	N/A	N/A	N/A	$50.00	—*	$10.3580
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
* The Early Redemption Amount includes the unpaid contingent quarterly payment with respect to the determination date on which the determination closing price is greater than or equal to the initial share price and the securities are redeemed as a result.

▪
In Example 1, the securities are automatically redeemed following the first determination date as the determination closing price on the first determination date is equal to the initial share price.  You receive the early redemption payment, calculated as follows:

stated principal amount + contingent quarterly payment = $10 + $0.3580 = $10.3580

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.

▪
In Example 2, since the determination closing price on the first determination date is greater than the downside threshold level, you receive the contingent payment of $0.3580 with respect to such determination date.  The securities are automatically redeemed following the third determination date, as the determination closing price on the third determination date is greater than the initial share price.  Following the third determination date, you receive an early redemption amount of $10.3580, which includes the contingent quarterly payment with respect to the third determination date.

In this example, the early redemption feature limits the term of your investment to approximately 9 months and you may not be able to reinvest at comparable terms or returns.  If the securities are redeemed early, you will stop receiving contingent payments.  Further, although the underlying shares has appreciated by approximately 30% from its initial share price on the third determination date, you only receive $10.3580 per security and do not benefit from such appreciation.

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Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

	Example 3			Example 4
Determination Dates	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount	Hypothetical Determination Closing Price	Contingent Quarterly Payment	Early Redemption Amount
#1	$15.00	$0	N/A	$15.00	$0	N/A
#2	$10.00	$0	N/A	$10.00	$0	N/A
#3	$10.00	$0	N/A	$10.00	$0	N/A
Final Determination Date	$18.00	$0	N/A	$32.00	$0.3580*	N/A
Payment at Maturity	$4.69			$10.3580
* The final contingent quarterly payment, if any, will be paid at maturity.

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪
In Example 3, the closing price of the underlying shares remains below the downside threshold level throughout the term of the securities.  As a result, you do not receive any contingent payments during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying shares.  As the final share price is less than the downside threshold level, you will lose 1% for every 1% decline in the price of the underlying shares from the pricing date to the final determination date, calculated as follows:

$10 x the share performance factor = $10 x (final share price / initial share price) = $10 x (18 / 38.35) = $10 x 0.469 = $4.69

In this example, the payment you receive at maturity is significantly less than the stated principal amount.

▪
In Example 4, the closing price of the underlying shares decreases to a final share price of $32.  Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold level, you receive the stated principal amount plus a contingent quarterly payment with respect to the final determination date.  Your payment at maturity is calculated as follows:

$10 + $0.3580 = $10.3580

In this example, although the final share price represents an approximate 20% decline from the initial share price, you receive the stated principal amount per security plus the contingent quarterly payment, equal to a total payment of $10.3580 per security at maturity.

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Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

Risk Factors

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page US4-2 of underlying supplement no. 4.  Investing in the securities is not equivalent to investing directly in the underlying shares or any of the stocks composing the underlying index.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement no. 4, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and underlying supplement no. 4, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement;

“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement;

“— Securities Prices Generally are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in Which They Trade and, to a Lesser Extent, Foreign Markets” in underlying supplement no. 4;

“— The Notes are Subject to Currency Exchange Risk” in underlying supplement no. 4; and

“— There are Risks Associated with Emerging Markets” in underlying supplement no. 4.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

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You may lose your entire initial investment.  The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the securities at maturity. HSBC will only pay you the principal amount of your notes in cash if the securities have not been automatically redeemed prior to maturity and the final share price is greater than or equal to the downside threshold level.  If the final share price is less than the downside threshold level, you will be exposed to the decline in the closing price of the underlying shares, as compared to the initial share price, on a 1 to 1 basis and you will receive an amount which will be less than approximately 75% of the stated principal amount of the securities and which could be zero.  As a result, you may lose up to 100% of the stated principal amount of the securities.

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You will not receive any contingent quarterly payment for any quarterly period where the determination closing price is less than the downside threshold level on the related determination date.  A contingent quarterly payment will be made with respect to a quarterly period only if the determination closing price is greater than or equal to the downside threshold level on the related determination date.  If the determination closing price remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent quarterly payments.

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Your return on the securities is limited to the principal amount plus any contingent quarterly payments, regardless of any appreciation in the value of the underlying shares.  Unless the final share price is less than the downside threshold level, you will receive at maturity the stated principal amount plus the contingent quarterly coupon payment with respect to the final determination date, regardless of any appreciation in the value of the underlying shares, which may be significant.  The return on the securities will be limited to the contingent quarterly payment that is paid with respect to each determination date on which the determination closing price or the final share price, as applicable, is greater than or equal to the downside threshold level.  It is possible that the closing price of the underlying shares could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent quarterly payments.  Accordingly, the return on the securities may be significantly less than the return on a direct investment in the underlying shares during the term of the securities.

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The securities may be called prior to the maturity date.  If the securities are called early, the holding period over which you will receive contingent quarterly payments could be as little as three months.  There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk following our exercise of the call provision.

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The market price will be influenced by many unpredictable factors.  Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility and dividend yield of the underlying shares, whether the determination closing price has been below the downside threshold level on any determination date, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying shares and which may affect the final share price, the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the final share price and any actual or anticipated changes in our credit ratings or credit spreads.  The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

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Credit risk of HSBC USA Inc.  The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

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There is limited anti-dilution protection.  For certain events affecting the underlying shares, such as stock splits or extraordinary dividends, the calculation agent may make adjustments to the amount payable at maturity. However, the calculation agent is not required to make an adjustment for every corporate action which affects the shares of the underlying shares. If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

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An index fund and its underlying index are different. The performance of an index fund may not exactly replicate the performance of its underlying index, because the index fund will reflect transaction costs and fees that are not included in the calculation of its underlying index.  It is also possible that an index fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the index fund or due to other circumstances. An index fund may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to its underlying index and in managing cash flows.

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The underlying shares are subject to management risk.  The underlying shares are not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying shares, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the underlying shares generally would not sell a security because the security’s issuer was in financial trouble. In addition, the underlying shares are subject to the risk that the investment strategy of the underlying shares’ investment advisor may not produce the intended results.

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Investing in the securities is not equivalent to investing in the underlying shares or the stocks composing the underlying index.  Investing in the securities is not equivalent to investing in the underlying shares, the underlying index or the stocks that constitute the underlying index.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the underlying index.

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Adjustments to the underlying shares or to the underlying index could adversely affect the value of the securities. The investment advisor to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Advisor”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Pursuant to its investment strategy or otherwise, the Investment Advisor may add, delete or substitute the stocks composing the iShares® MSCI Emerging Markets Index Fund. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. Further, MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the underlying index. MSCI may

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Contingent Income Auto-Callable Securities due December 28, 2012 Based on the Performance of the iShares® MSCI Emerging Markets Index Fund

add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. MSCI may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Certain built-in costs are likely to adversely affect the value of the securities prior to maturity.  The original issue price of the securities includes the agent’s fees and commissions and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the stated maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

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Hedging and trading activity by our affiliates could potentially affect the value of the securities.  One or more of our affiliates have carried out and will continue to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying shares), including trading in the underlying shares.  Some of our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially have increased the initial share price and, as a result, the downside threshold level which is the price at or above which the underlying shares must close on each determination date in order for you to earn a contingent quarterly payment or, if the securities are not called prior to maturity, in order for you to avoid being exposed to the negative price performance of the underlying shares at maturity.  Additionally, such hedging or trading activities during the term of the securities could adversely affect the price of the underlying shares on the determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity.

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The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities.  As calculation agent, HSBC or one of its affiliates has determined the initial share price and the downside threshold level and will determine the final share price, whether the contingent quarterly payment will be paid on each contingent payment date, whether the securities will be redeemed following any determination date, whether a market disruption event has occurred, whether to make any adjustments to any determination closing price or the final share price and the payment that you will receive upon an automatic early redemption or at maturity, if any.  Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payout to you upon an automatic early redemption or at maturity.

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The securities are not insured by any governmental agency of the United States or any other jurisdiction.  The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amount due on the securities.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

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Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities.  Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for contingent quarterly payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein.  Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

On December 7, 2007, the Treasury Department  and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors  should be subject to withholding tax.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

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Information about the iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  The MSCI Emerging Markets Index was developed by MSCI Inc. to represent the performance of equity securities in the following emerging markets countries:  Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand and Turkey.

For more information about the iShares® MSCI Emerging Markets Index Fund, see “The iShares® MSCI Emerging Markets Index Fund” on page US4-22 of the accompanying underlying supplement no. 4.

Historical Information

The following table sets forth the published high and low closing prices, as well as end-of-quarter closing prices, of the iShares® MSCI Emerging Markets Index Fund for each quarter in the period from January 3, 2006 through December 22, 2011.  The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily historical closing prices from January 3, 2006 through December 22, 2011.  The closing price for the EEM on December 22, 2011 was $38.35. We obtained the closing prices below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service. The historical prices of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the price of the shares of the iShares® MSCI Emerging Markets Index Fund at any time, including on the determination dates.

iShares® MSCI Emerging Markets Index Fund	High	Low	Period End
2006
First Quarter	$33.79	$30.00	$33.02
Second Quarter	$37.08	$27.12	$31.23
Third Quarter	$33.33	$29.03	$32.29
Fourth Quarter	$38.26	$31.63	$38.10
2007
First Quarter	$39.85	$34.52	$38.75
Second Quarter	$44.62	$38.74	$43.82
Third Quarter	$50.49	$37.15	$49.78
Fourth Quarter	$55.83	$47.22	$50.10
2008
First Quarter	$50.75	$40.68	$44.79
Second Quarter	$52.48	$44.43	$45.19
Third Quarter	$44.76	$30.88	$34.53
Fourth Quarter	$34.29	$18.22	$24.97
2009
First Quarter	$27.28	$19.87	$24.81
Second Quarter	$34.88	$24.72	$32.23
Third Quarter	$39.51	$30.25	$38.91
Fourth Quarter	$42.52	$37.30	$41.50
2010
First Quarter	$43.47	$35.01	$42.12
Second Quarter	$44.02	$35.21	$37.32
Third Quarter	$44.99	$36.76	$44.77
Fourth Quarter	$48.62	$44.51	$47.62
2011
First Quarter	$48.75	$44.25	$48.69
Second Quarter	$50.43	$44.77	$47.60
Third Quarter	$48.63	$34.71	$35.07
Fourth Quarter (through December 22, 2011)	$43.21	$33.43	$38.35

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Underlying Shares Historical Performance – Daily Closing Prices January 3, 2006 to December 22, 2011

Validity of the Notes

In the opinion of Sidley Austin llp, as counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture referred in this pricing supplement, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Federal laws of the United States, the laws of the State of New York and the Maryland General Corporation Law as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 14, 2011, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Issuer on December 14, 2011.

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